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                                                                    Exhibit 10.1


                           MASTER SERVICES AGREEMENT

     THIS MASTER SERVICES AGREEMENT ("Master Agreement") is made as of October 3, 2005 by and between Edentify, Inc., with its principal place of business at 74 West Broad Street, Suite 350, Bethlehem, Pennsylvania, 18018 ("Edentify"), and Seisint, Inc., with its principal place of business at 6601 Park of Commerce Blvd., Boca Raton, Florida 33487 ("Seisint").

     WHEREAS, Edentify wishes to engage Seisint to perform certain services in connection with Edentify's ongoing activities to assist its customers in connection with the detection and prevention of fraud; and

     WHEREAS, Seisint wishes to perform such services in accordance with the terms and conditions of this Master Agreement (and any Schedules entered into concurrently with or subsequent to this Master Agreement);

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:


1. DEFINITIONS

For the purposes of this Agreement, all capitalized terms will have the meaning ascribed to them as follows or as otherwise set forth in this Agreement:

1.1 "AGREEMENT" means the Master Agreement and any SOW attached as a Schedule to the Master Agreement, each of which is incorporated into and made a part of this Agreement.


1.2 "AFFILIATES" means with respect to any person or entity, any other person now existing or existing in the future, that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that person or entity.

1.3 "CHANGE OF CONTROL" means the purchase, merger or other transaction regarding a Party whereby a third party assumes control of such Party. For purposes of this definition, "control" shall mean the ability to direct the management or policies of a Party by ownership, contract or otherwise.

1.4 "CONFIDENTIAL INFORMATION" includes (without limitation) the Seisint Databases, Intellectual Property of the Parties, the data provided by either Party to the other in connection with performance of this Agreement, information regarding each Parties' business processes, methods and plans, any business or technical information of a Party or its customers, including but not limited to any information relating to a Party's or its customers' product plans, designs, costs, finances, marketing plans, business opportunities, personnel, research, development or know-how. Confidential Information does not include information which
      (i) is already known by the recipient, (ii) becomes, through no act or fault of the recipient, publicly known or available, (iii) is received by recipient from a third party without a restriction on disclosure or use,
      (iv) is independently developed by recipient without reference to the Confidential Information or (v) is required to be disclosed as a result of legal process or government regulation.

1.5 "DERIVATIVE" means a revision, modification, translation, abridgment, condensation, expansion or any other form in which pre-existing works of a Party may be recast, transformed, or adapted.

1.6 "EFFECTIVE DATE" means the date, as first set forth, of this Master Agreement or any SOW, as




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      applicable.

1.7 "FEES" means the charge owned by Edentify to Seisint for Services rendered in accordance with an SOW.

1.8 "EDENTIFY MARKS" means all corporate names, domain names, trademarks, service marks and logos owned by Edentify.

1.9 "INTELLECTUAL PROPERTY" means all (a) patents, (b) trademarks, service marks, domain names, trade dress, logos, trade names and corporate names,
      (c) copyrights, (d) computer software and data, (e) trade secrets and confidential business information, whether patentable or un-patentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (f) applications and registrations related to any of the foregoing, (g) other proprietary rights relating to any of the foregoing, and (h) copies and tangible embodiments thereof.

1.10 "MARKS" means the Edentify trademarks and service marks, or the Seisint trademarks or service marks, as applicable.

1.11 "MASTER AGREEMENT" means this Master Services Agreement. The Master Agreement's terms and conditions shall be controlling and shall supersede where applicable conflicting terms and conditions as may be contained in an SOW, unless specifically noted in an SOW that such conflicting terms or conditions as may be contained therein control.

1.12  "PARTIES" means both Edentify and Seisint collectively.

1.13  "PARTY" means either Edentify or Seisint individually.

1.14 "SCHEDULE" means the documents attached to the Agreement and signed by the Parties, if any, delineating Services to be provided by Seisint and the duties of Edentify in connection with those Services.

1.15 "SCOPE OF WORK (SOW)" means the Services as described in the Schedules to this Master Agreement. Each SOW shall be in addition to the terms and conditions of the Master Agreement.

1.16 "SEISINT DATABASES" means the databases Seisint maintains or accesses during the performance of the Services set forth in an SOW.

1.17 "SEISINT MARKS" means all corporate names, domain names, trademarks, service marks and logos owned by Seisint.

1.18 "SERVICES" means the work or functions performed by Seisint as described in each SOW.

1.19 "TERM" means the length of time wherein this Master Agreement or an SOW shall remain in full force and effect, unless earlier terminated as a result of a breach of this Master Agreement or an SOW. If an applicable SOW's Term is longer than the Term of this Master Agreement, then the Term of this Master Agreement shall be automatically extended to run contemporaneously with the Term of such SOW.

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2. SEISINT OBLIGATIONS

Seisint shall provide to Edentify the Services described in each duly executed SOW. Seisint will, unless otherwise noted in a particular SOW, be responsible for configuring its hardware and software in order to facilitate the performance of its respective obligations under this Agreement and each SOW.

3. EDENTIFY OBLIGATIONS

Edentify will timely and diligently cooperate with Seisint to perform such duties and take such actions as are necessary for Seisint to provide the Services detailed in each SOW, and Edentify shall at all times act in good faith and abide by the terms and conditions of this Agreement.

4. PAYMENT OF FEES

Edentify shall pay the Fees due under this Agreement as specified in the applicable SOW. All Fees are exclusive of any sales, use or other tax related to Seisint's performance of Services. Edentify will be responsible for assessing and remitting to the appropriate taxing authority any sales, use or other tax related to the performance of Services by Seisint regardless of whether that tax is currently existing or later enacted. Notwithstanding the foregoing, neither party will be responsible for taxes imposed on the revenues or income of the other party.

5. INTELLECTUAL PROPERTY

5.1 Each Party shall at all times retain full and complete ownership in and to all Intellectual Property and Derivatives thereof existing as of the Effective Date, and to all Intellectual Property and Derivatives thereafter created by a Party outside the scope of the obligations specifically identified in an SOW. Furthermore, there are no implied licenses under this Master Agreement or any SOW. Any rights not expressly granted under this Master Agreement or an SOW is reserved by the owner of the Intellectual Property.

5.2 Neither Party shall use the other party's Marks without the other Party's consent, nor upon the expiration or termination of this Master Agreement will either Party continue any use of the other Party's Marks. Notwithstanding consent of use, title to and ownership of Party's Marks will remain with the owner of a Mark, and a party using the Marks of another Party shall not take any action inconsistent with the other Party's right, title and interest in and to the Marks.

5.3 Neither Party shall reverse engineer, decompile or disassemble the algorithms, source or object code of the other Party or any portion thereof, nor otherwise attempt to create or derive the algorithms, source object code of the other Party for any reason whatsoever. Each party acknowledges and agrees that unauthorized reproduction, use, or disclosure of such technology or any party thereof is likely to cause irreparable injury to the owner of such technology, who shall therefore be entitled to injunctive relief to enforce these restrictions, in addition to any other remedies available at law, in equity, or under this Agreement, and without the need to post bail even if ordinarily required.

6. WARRANTIES

6.1 Seisint warrants that (i) it, and each of the agents that it uses to provide and perform the Services, as applicable, have the necessary knowledge, skills, experience, qualifications and resources to provide and perform the Services in accordance with the terms of this Master Agreement and each SOW; (ii) the performance of the Services in each SOW does not infringe upon or

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          misappropriate the Intellectual Property of any third party and (iii)
          the performance of the Services shall be in accordance with the specifications set forth in any SOW attached hereto.

6.2 Each Party warrants to the other Party that it has the right to enter into this Master Agreement and each SOW, and that it has the requisite authority to perform the Services and obligations set forth therein.

6.3 Seisint does not warrant that the Services as described in each SOW will operate uninterrupted or error-free, however, the Services shall operate substantially as described therein and in any and all written materials provided by Seisint to Edentify and Seisint shall take commercially reasonable steps to mitigate the effects of a material interference with the operations of the business of Edentify. Except as specifically set forth herein or in any SOW, Seisint does not make and hereby disclaims any warranty, express or implied, with respect to the Services provided hereunder.

6.4 Each Party warrants that it will comply, to the extent required, with all applicable laws and regulations, including (without limitation) the Gramm-Leach-Bliley Act (15 U.S.C. Section 6801 et seq.) ("GLBA") and the Driver's Privacy Protection Act (18 U.S.C.
          Section 2721 et seq.) ("DPPA"), regarding the performance of their obligations under this Master Agreement and each SOW, including without limitation, developing (if necessary) and implementing commercially reasonable measures to protect, as required by applicable law, the security and confidentiality of Confidential Information received from the other party. Notwithstanding the foregoing, Edentify acknowledges that some of the data maintained in the Seisint Databases is subject to the provisions of the GLBA and DPPA, and hereby agrees that Edentify shall at all times have a permissible purpose to access such regulated information.

6.5 EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, EACH PARTY PROVIDES ALL DATA, SERVICES, AND INFORMATION TO THE OTHER PARTY "AS IS," AND EACH PARTY DISCLAIMS ALL WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ADDITIONALLY WITH RESPECT TO DATA AND INFORMATION, CORRECTNESS AND COMPLETENESS WITH RESPECT TO SUCH DATA AND INFORMATION.

7.  ACCOUNT MANAGERS

Each Party will assign an account manager, or other person with equivalent responsibilities within its respective organization, to be the principal point of contact for all communications related to such Party's performance.


8.  TERM AND TERMINATION

8.1 Unless earlier terminated as provided in this Master Agreement, the Term of this Master Agreement will begin on the Effective Date and continue until December 31, 2008. The Term shall automatically renew for successive one (1) year renewal Terms unless either Party notifies the other Party in writing that it intends not to renew at least ninety (90) days prior to the expiration of the initial Term or any renewal Term or this Master Agreement is otherwise terminated as provided herein. Upon the expiration of this Master Agreement, or the earlier termination hereof for any reason (i) all license rights granted in this Agreement to one party by the other will terminate;
          (ii) each Party will promptly pay the other Party for all amounts accrued



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(c) the use by Seisint or its Affiliates of any Edentify Intellectual Property,
provided that such use was in accordance with the terms and conditions of this Agreement or as otherwise permitted or approved by Edentify;

(d) any agreement, arrangement, understanding or course of dealing between Edentify or its Affiliates and any third party;

(e) any use of information received by Edentify (or any third party receiving such information from or through Edentify) furnished by or through Seisint.

As a condition precedent to receiving the above-described indemnification, Seisint shall: (i) give Edentify notice of the relevant claim as soon as practicable, but in all events, within a period of time that will not prejudice the rights of Edentify, (ii) cooperate with Edentify, at Edentify's expense, in the defense of that claim, and (iii) give Edentify the right to control the defense and settlement of any claim, except that Edentify will not enter into any settlement that (a) involves a remedy other than the payment of money by Edentify, or (b) any admission on behalf of Seisint without Seisint's prior written approval, which shall not be unreasonably withheld. Seisint will have the right to participate in the defense at its expense.

Seisint Indemnification. Seisint shall protect, defend, indemnify and hold Edentify and each of its Affiliates and the officers, directors, agents, representatives, employees, successors and assigns, of each, harmless from and against any and all Loss, by whomsoever asserted, arising directly or indirectly from, out of, or based on:

(a) any failure by Edentify to perform any of the agreements, terms, covenants or conditions of this Agreement to be performed by Edentify or any breach of any representation or warranty made by Edentify in this Agreement. In the event that the third party claim is based upon allegations of intellectual property or patent infringement, then Seisint will promptly, at its sole option and expense and in addition to its obligations under the foregoing paragraph (i) modify the manner in which it performs, uses or otherwise receives the Services to make the provision, use or receipt of the Services non-infringing, provided that the functionality of the Services is not compromised, or (ii) procure the right to continue providing the Services, all in the case of an infringement claim against the provision of Seisint's data or technology without any additional cost to Edentify; PROVIDED, HOWEVER, that if options (i) and (ii) are commercially impracticable, then either Party may terminate the applicable SOW with sixty (60) days prior written notice.

(b) the failure of Seisint or its Affiliates to comply with applicable law;

(c) the use of Edentify or its Affiliates of any Seisint Intellectual Property, provided that such use was in accordance with the terms and conditions of this Agreement or as otherwise permitted or approved by Seisint;

(d) any agreement, arrangement, understanding or course of dealing between Seisint or its Affiliates and any third party; or

(e) any use, by Seisint or its affiliates and representatives, in violation of this Agreement, of Confidential Information received by Seisint under this Agreement.

As a condition precedent to receiving the above-described indemnification, Edentify shall: (i) give Seisint notice of the relevant claim as soon as practicable, but in all events, within a period of time that will not prejudice the rights of Seisint, (ii) cooperate with Seisint, at Seisint's expense, in the defense of that claim, and (iii) give Seisint the right to control the defense and settlement of any claim, except that Seisint will not enter into any settlement that (a) involves a remedy other than the payment of money by Seisint, or (b) any admission on behalf of Edentify without Edentify's prior written approval, which shall not be unreasonably withheld. Edentify will have the right to participate in the defense at its expense.

11. LIABILITY LIMITS


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          as of the date of termination; (iii) each Party will cease using and return, or certify the destruction of, the other Party's Confidential Information, and (iv) the Parties shall take such other actions, or cease from acting, as reasonably required due to such termination. Sections 5, 9, 10, 11, 12 and 14.1, 14.6, 14.7 and 14.10 will survive expiration or termination of this Agreement.

    8.2 If one Party is in breach of a material provision of this Agreement, then the non-breaching party may terminate this Agreement by providing fifteen (15) business days written notice thereof to the other party; PROVIDED, HOWEVER, that the breaching party shall have fifteen (15) days from receipt of written notice to cure the breach or to dispute the existence of a breach in accordance with paragraph 9 of this Agreement. If a Party disputes the existence of a breach, the provisions of paragraph 9 shall control. Notwithstanding the foregoing, if Edentify has breached, or Seisint reasonably and in good faith suspects that Edentify has breached, Section 6.4 herein or
          Section 10 of SOW 1 hereto, Seisint may suspend the provision of Services hereunder, upon the provision of three (3) business days advance written notice to Edentify, and until Seisint can reasonably determine whether a breach has occurred.

    8.3 In the event either Party ceases conducting business in the ordinary course; makes a general assignment for the benefit of its creditors; files a petition seeking or acquiescing in any relief for itself under any present or future federal, state or other statute or law relating to bankruptcy, insolvency or other relief for debtors; seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of all or any part of its business or property; this Agreement may be automatically and immediately terminated by either Party upon written notice to the other Party.

9.   DISPUTE RESOLUTION
     ------------------

In the event of any dispute between the Parties, the aggrieved Party may provide written notice of such dispute to the office of the CEO of the other party, and the CEO's of the Parties shall confer within thirty (30) days of such notice and attempt in good faith to resolve the dispute. Neither party shall bring any action to enforce its rights under this Master Agreement or an SOW until it has given such notice and concluded that the CEO is unable to resolve the Parties' dispute.

10.  INDEMNIFICATION
     ---------------

Edentify Indemnification.    Edentify shall protect, defend, indemnify and
hold Seisint and each of its Affiliates and the officers, directors, agents, representatives, employees, successors and assigns of each, harmless from and against any and all third-party claims, damages, losses. liabilities, obligations, settlements, injunctions, suits, actions, counterclaims, proceedings, liens, demands, charges, fines, penalties, costs and expenses of every kind and nature (whether based on tort, breach of contract, product liability, patent or copyright infringement or otherwise), including, without limitation, reasonable fees and expenses of attorneys and other professionals, and disbursements which may be imposed on, incurred by or asserted against the persons hereby required to be indemnified (but not against any of the same to the extent that a negligent or willful act or omission of any such person was the cause of same) (collectively, "Loss"), by whomsoever asserted, arising directly or indirectly from, out of, or based on:

(a) any failure by Edentify to perform any of the agreements, terms, covenants or conditions of this Agreement to be performed by Edentify or any breach of any representation or warranty made by Edentify in this Agreement;

(b)  the failure of Edentify or its Affiliates to comply with applicable law;


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Neither Seisint, nor any of its third-party data providers shall be liable to
Edentify (or to any person claiming through Edentify to whom Edentify may have provided data received from Seisint) for any loss or injury arising out of or caused in whole or in part by Seisint's reasonable acts or omissions in procuring, compiling, collecting, interpreting, reporting, communicating, or delivering the Services.

The Parties agree that the other Party's aggregate liability for any and all loses or injuries arising out of any act or omission of such Party in connection with anything to be done or furnished under this Agreement, regardless of the cause of the loss or injury, and regardless of the nature of the legal or equitable right claimed to have been violated, shall never exceed the amounts paid under this Agreement; provided, however, that such limitation of liability shall not apply to either Party's indemnification obligation detailed in Section 10 (Indemnification), Section 12 (Confidentiality) or Section 5 (Intellectual Property) hereof, and Edentify covenants and promises that it will not sue Seisint for an amount greater than such sum even if Edentify and/or third parties were advised of the possibility of such damages.

Neither party will be liable to the other party or any third party for any special, exemplary, punitive, indirect, multiple, incidental or consequential damages, including (without limitation) lost profits, arising out of or in connection with this Master Agreement or an SOW whether based in contract, tort (including, without limitation, negligence) or on any other legal or equitable grounds; provided, however, that such limitations, shall not apply to liability arising from a claim pursuant to Section 10 (Indemnification), Section 12 (Confidentiality) or Section 5 (Intellectual Property).

12. CONFIDENTIAL INFORMATION

12.1 Each party will protect the other party's Confidential Information with at least the same level of care that it uses to protect its own information of a similar nature, but in no event less than a reasonable standard of care for the type of Confidential Information, and (a) will not disclose the Confidential Information to third parties, or (b) use the Confidential Information for any purpose not specifically permitted hereby. In the event that the receiving Party of Confidential Information becomes legally compelled (by legal process, by any federal or state law or regulation) to disclose any Confidential Information, it will provide the disclosing Party with prompt prior written notice of such requirement so that the disclosing Party may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the receiving Party shall disclose only that portion of such Confidential Information that it is advised by its legal counsel is legally required to be disclosed and to use reasonable efforts to obtain assurance of confidential treatment of the Confidential Information to be disclosed, if and to the extent such treatment is possible. Each party acknowledges that breach of this Section 12 could cause irreparable harm to the other party for which monetary damages may be difficult to ascertain or an inadequate remedy. Each party therefore agrees that the disclosing party may, in addition to any other rights and remedies, seek injunctive relief for any violation or breach of this Section.

12.2 For purposes of this Agreement, Confidential Information shall be deemed to include the existence, terms and nature of this Agreement and the business arrangement that it contemplates; provided, however, that notwithstanding anything to the contrary herein, Seisint may, in its sole discretion, disclose or publicize the existence and nature of this Agreement and the business arrangement that it contemplates to any third party or parties. Furthermore, Edentify may disclose this Agreement without consent as required by applicable securities laws and regulations, and with the prior written consent of Seisint, on a case by case basis, Edentify may disclose the existence of this Agreement for security compliance and select business purposes.

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13.  INSURANCE

Upon execution of this Master Agreement, Edentify shall purchase and maintain during the Term of this Agreement, a business general liability insurance policy, upon which Seisint is named as an Additional Insured, from a grade A or higher insurance company authorized to conduct business in the State of Florida, and that such insurance policy have coverage in amounts not less than one million dollars (US$1,000,000.00) per claim, two million dollars (US$2,000,000.00) aggregate. Edentify will notify Seisint in writing before any changes, modifications, or cancellations are made to such policy, and Edentify shall provide copies of such policies to Seisint.

14. GENERAL.

14.1 GOVERNING LAW. This Master Agreement and each SOW will be governed and construed in accordance with the laws of the State of Florida, without effect to conflict of law principles. Additionally, any action brought pursuant to the terms and conditions of this Agreement shall be brought within the jurisdiction of the courts of Palm Beach County, Florida.

14.2 SEVERABILITY; HEADINGS. If any provision in this Master Agreement or an SOW is held to be invalid or unenforceable for any reason, the remaining provisions thereof will continue in full force without being impaired or invalidated in any way. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of a section.

14.3 FORCE MAJEURE. Except as otherwise provided herein, if performance under this Master Agreement or an SOW is interfered with by any condition beyond a Party's reasonable control, the affected Party, upon giving prompt notice to the other Party, will be excused from performance to the extent of the condition. In the event a force majeure interferes with Seisint's performance of the Service, (i) Seisint will immediately take commercially reasonable steps to mitigate the force majeure as quickly as commercially reasonable to do so, and (ii) if the force majeure continues for ninety (90) or more days, Edentify at its sole option may terminate this Agreement.

14.4 INDEPENDENT CONTRACTORS. The Parties are independent contractors, and no agency, partnership, joint venture, employee-employer or franchiser-franchisee relationship is intended or created by this Master Agreement or an SOW. Neither Party will make any warranties or representations on behalf of the other Party, except as approved in writing by the other Party.

14.5 NON-SOLICITATION. Each Party is prohibited from, directly or indirectly, soliciting employees or contractors of the other Party during the term or performance of this Master Agreement and for a period of one (1) year following the termination date of this Master Agreement. For purposes hereof, the term "solicit" shall not include the following activities:
       (i) advertising for employment in any bulletin board (including electronic bulletin boards), newspaper, trade journal or other publication available for general distribution to the public; (ii) participation in any hiring fair or similar event open to the public not targeted at the employees or contractors of the other Party; and (iii) negotiating with and/or offering employment to any employee or contractor of the other Party who initially contacts such Party or who engages in discussions with such Party as a result of any of the activities included in clauses (i) and (ii). Such Party may employ any employee or contractor of the other provided that such Party has not solicited such employee in contravention of this Section 14.5.

14.6 NOTICE. Any notices under this Master Agreement will be given to the appropriate individual or officer as set forth in this Section, or at another address as a Party specifies in writing. Notice

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       will be deemed given: (i) upon personal delivery; (ii) if sent by fax, upon confirmation of receipt; or (iii) if sent by a reputable overnight courier with tracking capabilities, one (1) day after the date of mailing.

       If to Edentify:                    With a copy to:
       Edentify, Inc.                     Flamm, Boroff & Bacine, P.C.

       74 West Broad St.                  794 Penllyn Pike
       Suite 350                          Blue Bell, PA 19422
       Bethlehem, PA 18018

       Phone: (610) 814-6830              Phone: (267) 419-1500
       Fax: (610) 814-6836                Fax: (267) 419-1560
       Email:tmdefranco@edentify.us       Email: kvennera@flammlaw.com
       Attn: Chief Executive Officer      Attn: Kenneth R. Vennera, Esq.

       If to Seisint:                     With a copy to:
       Seisint Inc.                       Seisint Inc.
       6601 Park of Commerce Blvd         6601 Park of Commerce Blvd
       Boca Raton, FL 33487,              Boca Raton, FL 33487
       Phone: 561-999-4403                Phone: 561-999-4510
       Fax: 561-999-4496                  Fax: 561-999-4677
       Email: legalhelp@seisint.com       Email: jswift@seisint.com
       Attn: Legal Department             Attn: Jim Swift, COO

14.7 ASSIGNMENT. Neither Party may assign this Master Agreement or an SOW in whole or in part without the prior written consent of the other Party, such consent not to be unreasonably withheld; PROVIDED, HOWEVER, that Seisint may assign this Master Agreement without consent to an Affiliate. For purposes of this Agreement, a Change of Control of either Party shall constitute an assignment. In the event the purchaser is not a competitor of the other Party, such Party agrees not to unreasonably withhold consent.

14.8 ATTORNEYS FEES. The prevailing Party in any action, claim or lawsuit brought pursuant to this Agreement is entitled to payment of all reasonable attorney fees and costs expended by such prevailing Party in association with such action, claim or law suit.

4.9 NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries of this Master Agreement other than as specifically detailed for indemnification purposes in Section 10.

14.10 ENTIRE AGREEMENT; WAIVER. This Master Agreement and each duly executed SOW sets forth the entire understanding and agreement of the Parties, and supercede any and all oral or written agreements or understandings between the parties, as to the subject matter of the Master Agreement and each SOW. Modifications, amendments or changes to the Master Agreement, an SOW or the Services rendered shall only be made by a writing signed by both Parties. The waiver of a breach of any provision of this Master Agreement or an SOW will not operate or be interpreted as a waiver of any other or subsequent breach.

14.11 COUNTERPARTS. This Master Agreement and each SOW may be executed in one or more counterparts, each of which will be deemed an original and all of which will be taken together and deemed to be one instrument.

     Wherefore the Parties hereto by the signatures below intend to be bound by the terms and conditions hereof as of the Effective Date.


     EDENTIFY, INC.                     SEISINT INC.

     By: /s/ Terrence DeFranco          By: /s/ James P. Swift
         ---------------------------        ---------------------------

     Name: Terrence DeFranco            Name: James P. Swift
           -------------------------          -------------------------

     Title: CEO                         Title: COO
            ------------------------           ------------------------

     Date: 10/3/05                      Date: 10/3/05
           -------------------------          -------------------------


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